TRITON PACIFIC INVESTMENT CORPORATION, INC.

CODE OF ETHICS

This Code of Ethics has been adopted by the Board of Directors of Triton Pacific Investment Corporation, Inc. (the “Company”) to assure the Company and its personnel act in a principal manner that regards the best interest of the Company, our clients and investors. The Board has adopted these guidelines in accordance with industry best practices and under the guidance of Rule 17j-l(c) of the Investment Company Act of 1940 (the “1940 Act”) and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute (the “Report”). Rule 17j-1 is generally intended to regulate the personal investment activities of personnel involved in the investment process of investment companies registered under the 1940 Act.

The purpose of this Code of Ethics is to reflect the following: (1) the duty at all times to place the interests of investors first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and (3) the fundamental standard that investment adviser personnel should not take inappropriate advantage of their positions.

SECTION I: STATEMENT OF PURPOSE AND APPLICABILITY

(A)   Statement of Purpose

It is the policy of the Company that no affiliated person of the Company shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Company:

(1)    Employ any device, scheme or artifice to defraud the Company or its investors;

(2)    Make to the Company or its investors any untrue statement of a material fact or omit to state to the Company or its investors a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

(3)    Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company or its investors; or

(4)    Engage in any manipulative practice with respect to the Company or its investors.

(B)    Scope of the Code

In order to prevent the Access Persons, as defined in Section II, paragraph (A) below, of the Company from engaging in any of these prohibited acts, practices or courses of business, the Board of Directors of the Company has adopted this Code of Ethics (“Code”).

SECTION II: DEFINITIONS

(A)   Access Person. “Access Person” means any director, officer, or “Advisory Person” of the Company.

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(B)    Advisory Person. “Advisory Person” of the Company means: (i) any employee of the Company or of any company in a control relationship to the Company, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Security.

(C)   Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

(D)   Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires.

Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(E)    Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(F)    Covered Security. “Covered Security” means a security, as defined in Section 2(a)(36) of the 1940 Act, except that it does not include (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities”.

(G)   Company. The “Company” means Triton Pacific Investment Corporation, Inc., a Maryland corporation.

(H)  Designated Officer. “Designated Officer” shall mean the officer of the Company designated from time to time to be responsible for management of compliance with this Code. The Designated Officer may appoint a designee to carry out certain of his or her functions pursuant to this Code.

(I)      Disinterested Director. “Disinterested Director” means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

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(J)      Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(K)   Investment Personnel. “Investment Personnel” means: (i) any employee of the Company (or of any company in a control relationship to the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; and (ii) any natural person who controls the Company and who obtains information concerning recommendations regarding the purchase or sale of securities by the Company.

(L)    Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

(M)  Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a covered security, or the use of a derivative product to take a position in a Covered Security.

SECTION III: STANDARDS OF CONDUCT

(A)   General Standards

(1)    No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Company, its clients or its investors; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Company or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company or its investors.

(2)    Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Company shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

(3)    No Access Person shall dispense any information concerning securities holdings or securities transactions of the Company to anyone outside the Company, without obtaining prior written approval from the Designated Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

(a)     when there is a public report containing the same information;

(b)    when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates;

(c)     when such information is reported to directors of the Company; or

(d)    in the ordinary course of his or her duties on behalf of the Company.

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(4)    All personal securities transactions should be conducted to comply with all Federal Securities Laws, the fiduciary duty, if any, of the Access Person to the Company or of the Company to its clients and investors and consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Company.

(5)    Each Access Person is required to promptly notify the Designated Officer in the event he or she knows or has reason to believe that he or she or any other Access Person has violated any provision of this Code. If an Access Person knows or has reason to believe that the Designated Officer has violated any provision of this Code, the Access Person must promptly notify the Chief Executive Officer and is not required to notify the Designated Officer.

(B)    Prohibited Transactions

(1)    General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Company, or is held in the portfolio of the Company unless such Access Person shall have obtained prior written approval for such purpose from the Designated Officer.

(a)     An Access Person who becomes aware that the Company is considering the purchase or sale of any Covered Security by any entity (an issuer) must immediately notify the Designated Officer of any interest that such Access Person may have in any outstanding Covered Securities of that issuer.

(b)    An Access Person shall similarly notify the Designated Officer of any other interest or connection that such Access Person might have in or with such issuer.

(c)     Once an Access Person becomes aware that the Company is considering the purchase or sale of a Covered Security or that the Company holds a Covered Security in its portfolio, such Access Person may not engage, without prior approval of the Designated Officer, in any transaction in any Covered Securities of that issuer.

(d)    The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

(2)    Initial Public Offerings and Limited Offerings. Investment Personnel of the Company must obtain approval from the Company before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(3)    Insider Trading Policy. It is extremely important that all Access Persons are aware of the serious consequences (including personal liability, termination of employment and even criminal penalties) which can result from improper trading in publicly traded securities. The consequences are grave under the federal statutes which governs insider trading. These statutes subject those who trade on inside information, and those who communicate inside information to others, to a penalty of three times the amount of profit and criminal fine of up to $100,000. State laws may impose similar penalties. The following are particularly relevant to the duty of all Access Persons to comply with the Federal Securities Laws regarding improper trading in publicly traded securities:

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(a)     Federal and state securities laws prohibit any purchase or sale of securities by a person having material non-public information, that is, information not publicly available that could reasonably be expected to affect an investment decision made by an investor or affect the market price of the publicly traded securities in question if it were disclosed to the public. Access Persons may on occasion become aware of such information from a client of the Company, from another employee of the Company, or from another source. Such information may be positive or negative. So long as it is not available to the public and it could reasonably be expected to affect the market price of the securities of the publicly traded company in question or alter an investor’s investment decision, no employee may buy or sell the securities until the information is publicly available and the news has had a reasonable amount of time to be disseminated to public investors.

(b)    This Insider Trading Policy is intended to apply to all transactions in publicly traded securities by (i) all Access Persons who receive or have access to material information (defined below) regarding a publicly traded company which has not been previously disclosed to the public. This policy is also applicable to the immediate families (living in the same household) of employees as well as to any other persons who receive material information from any such persons.

(c)     The persons to whom this policy is applicable are generally referred to as “insiders.” A person can be an insider for a limited period of time with respect to certain material information which he/she knows and which has not been disclosed to the public, even though he/she may not be an insider with respect to subsequent undisclosed material information.

(d)    No insider shall engage in any transaction involving a purchase, sale or other trade (puts, calls or other equity-linked derivatives) of publicly traded securities during any period commencing with the date on which any material information concerning the company in question is known to the insider, but has not been disclosed to the public, and ending on the close of business on the second day following the day of the public disclosure of such information.

(e)     As stated above, material information includes all information not publicly available that could reasonably be expected to either affect the market price of a publicly traded company’s securities or affect an investor’s investment decision regarding such company’s securities if it were disclosed to the public. If a decision to buy, sell or trade a publicly traded company’s securities, or the timing of the transaction, is in any way motivated or influenced by knowledge of the material non-public information, a Access Person should assume that the information may affect the market price for such company’s securities or alter an investor’s investment decision when publicly available. IN EVERY CASE WHERE A ACCESS PERSON KNOWS OF NON-PUBLICLY AVAILABLE INFORMATION THAT HE OR SHE THINKS COULD POSSIBLY AFFECT AN INVESTOR’S INVESTMENT DECISION REGARDING A PUBLICLY TRADED COMPANY’S SECURITIES OR AFFECT THE MARKET PRICE OF SUCH COMPANY’S SECURITIES IF IT WERE PUBLICLY AVAILABLE, IT IS FIRM POLICY THAT SUCH ACCESS PERSON CONSULT WITH THE CHIEF COMPLIANCE OFFICER BEFORE HE OR SHE BUYS, SELLS OR OTHERWISE TRADES THOSE SECURITIES.

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(f)      While it may be difficult under these standards to determine whether certain information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material, Examples of such information include expected financial results, new product announcements of significant nature, stock splits, new equity or debt offerings, acquisitions, significant litigation exposure via actual or threatened litigation, and similar matters.

(g)     Once the information that influences a Access Person to buy or sell has been made public and the investing public has had a reasonable time to evaluate it, the Access Person may purchase or sell the securities in question, unless the decision is based on additional information that has not been made public.

(h)    It may not always be evident whether particular information has been “made public.” Gray areas exist where a limited number of people outside the company in question may be aware of the information. If the information is generally regarded as confidential -- such that it is not openly discussed with outsiders in general -- it is probably not “public.” It is difficult to state a clear guideline for all circumstances. Therefore, an Access Person should consult with the Chief Compliance Officer prior to the purchase, sale or other trade of any publicly traded security which may be motivated by his or her knowledge of any material information.

(i)      Finally, an Access Person should be careful to maintain the confidentiality of all information prior to its public disclosure. An Access Person should not discuss such matters with friends or relatives or even unnecessarily with other employees of the Company, nor should an Access Person recommend to anyone the purchase or sale of the securities in question. This is important not only because an Access Person may not have access to all the relevant information and may therefore unintentionally mislead the other person, but also because the securities laws that prohibit trading on non-public information apply equally to “tippees”. If they trade on an Access Person’s “tip”, both the Access Person and they can be held liable for damages and subject to sanction by governmental authorities. (Remember this also applies if an Access Person receives a “tip” from an employee of another company.) For the same reason, it is especially important that all Access Persons refrain from disclosing material, non-public information to stock brokers, securities analysts and reporters. All information of a material nature must be either held confidential or disclosed to the general public, and not “selectively disclosed” to certain limited groups outside the company in question.

(4)    Blackout Periods. No Investment Personnel shall execute a securities transaction in any security that the Company owns or is considering for purchase without written approval and until at least 3 days after the Company has completed any contemplated transactions in such securities.

(5)    Company Acquisition of Shares in Companies that Investment Personnel Hold Through Limited Offerings. Investment Personnel who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Designated Officer when they are involved in the Company’s subsequent consideration of an investment in the issuer, and the Company’s decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

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(6)    Gifts. No Access Person may accept, directly or indirectly, any gift, favor, or service of more than a de minimis value from any person with whom he or she transacts business on behalf of the Company under circumstances when to do so would conflict with the Company’s best interests or would impair the ability of such person to be completely disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of the Company.

(7)    Service as Director. No Access Person shall serve on the board of directors of a portfolio company of the Company without prior written authorization of the Designated Officer based upon a determination that the board service would be consistent with the interests of the Company and its investors.

(8)    There is a presumption that an Access Person can exert some measure of influence or control over accounts held by members of such person’s immediate family sharing the same household. Therefore, transactions by immediate family sharing the same household are subject to the policies herein. An Access Person may rebut this presumption by presenting convincing evidence, in writing, to the Designated Officer and request an exemption to the policies herein. All exemptions must be approved by the Designated Officer, in writing.

(C)    Other Conflicts of Interest

(1)  The Company’s officers, directors and personnel and respective affiliates may give advice and recommend investment to other clients which may differ from advice given to, or investments recommended or bought for the Company even though investment objectives may be similar. Under such circumstances the Company will obtain opinions regarding such investments from independent officers, directors and personnel unaffiliated with the decisions made from such affiliated individuals to assure the best interest of the Company is paramount in all final investment decisions. In all instances, final investment decisions will entail consideration of the amount of capital available to the Company, current investment programs and portfolio positions, the appropriateness of the investment given the purposes of the Company and the potential change in the risk profile of the Company should such an investment be consummated.

(2)  The Company may make investments at different levels of an investment entity’s capital structure or otherwise in different classes of an issuer’s securities than other investment entities affiliated with the officers, directors and personnel of the Company. These investments may give rise to inherent conflicts of interest or perceived conflicts of interest between or among the various classes of securities that may be held by the Company and such other investors. To the extent such conflicts arise, the Company will endeavor to create or request outside advisers to create separate and independent advisory committees to manage the various classes of securities separately and independently.

(3)  The officers, directors and personnel and their respective affiliates are not restricted from participating in additional investment funds, or from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may compete with the Company. The Company may co-investment with such entities which may give rise to conflicts of interest or perceived conflicts of interest among the Company and the other participating accounts. To mitigate these conflicts, the Company will seek to obtain independent opinions on such opportunities from officers, directors and personnel unaffiliated with the primary investment team evaluating such investment opportunities. In addition, the Company will execute all such transactions taking into account the amount of capital available to the Company, current investment programs and portfolio positions, the appropriateness of the investment given the purposes of the Company and the potential change in the risk profile of the Company should such an investment be consummated.

SECTION IV: PROCEDURES TO IMPLEMENT CODE OF ETHICS

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist the Company in preventing, detecting, and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Designated Officer.

(A)   Applicability

All Access Persons are subject to the reporting requirements set forth in Section IV (B) except:

(1)    with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(2)    a Disinterested Director, who would be required to make a report solely by reason of being a Director, need not make: (1) an initial holdings or an annual holdings report; and (2) a quarterly transaction report, unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately before or after such Disinterested Director’s transaction in a Covered Security, the Company purchased or sold the Covered Security, or the Company or its investment adviser considered purchasing or selling the Covered Security.

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(3)    an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Company with respect to the Access Person in the time required by subsection (B)(2) of this Section IV, if all of the information required by subsection (B)(2) of this Section IV is contained in the broker trade confirmations or account statements, or in the records of the Company, as specified in subsection (B)(4) of this Section IV.

(4)    No Access Person shall be required to submit a report with regards to holdings in any company to which the Company already has a record of such Access Person’s holding.

(B)    Report Types

(1)    Initial Holdings Report. An Access Person must file an initial report not later than 10 days after that person became an Access Person. The initial report must: (a) contain the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (b) identify any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (c) indicate the date that the report is filed with the Designated Person. A copy of a form of such report is attached hereto as Exhibit B.

(2)    Quarterly Transaction Report. An Access Person must file a quarterly transaction report not later than 30 days after the end of a calendar quarter.

(a)     With respect to any transaction made during the reporting quarter in a Covered Security in which such Access Person had any direct or indirect beneficial ownership, the quarterly transaction report must contain: (i) the transaction date, title, interest date and maturity date (if applicable), the number of shares and the principal amount of each Covered Security; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer or bank through which the transaction was effected; and (v) the date that the report is submitted by the Access Person. A copy of a form of such report is attached hereto as Exhibit C.

(b)    With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the quarterly transaction report must contain: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the date the account was established; and (iii) the date that the report is submitted by the Access Person.

(3)    Annual Holdings Report. An Access Person must file an annual holdings report not later than 30 days after the end of a fiscal year. The annual report must contain the following information (which information must be current as of a date no more than 30 days before the report is submitted):

(a)     the title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and (c) the date the report is submitted. A copy of a form of such report is attached hereto as Exhibit D.

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(4)    Account Statements. In lieu of providing a quarterly transaction report, an Access Person may direct his or her broker to provide to the Designated Officer copies of periodic statements for all investment accounts in which they have Beneficial Ownership that provide the information required in quarterly transaction reports, as set forth above.

(5)    Company Reports. No less frequently than annually, the Company must furnish to the Board, and the Board must consider, a written report that:

(a)     Describes any issues arising under the Code or procedures since the last report to the Board, including but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(b)    Certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(C)   Disclaimer of Beneficial Ownership. Any report required under this Section IV may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(D)   Review of Reports. The reports required to be submitted under this Section IV shall be delivered to the Designated Officer. The Designated Officer shall review such reports to determine whether any transactions recorded therein constitute a violation of the Code. Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material. The Designated Officer shall maintain copies of the reports as required by Rule 17j-1(f).

(E)    Acknowledgment and Certification. Upon becoming an Access Person and annually thereafter, all Access Persons shall sign an acknowledgment and certification of their receipt of an intent to comply with this Code in the form attached hereto as Exhibit A and return it to the Designated Officer. Each Access Person must also certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each access person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

(F)    Records. The Company shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a- 2(f) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission (the “SEC”):

(1)    A copy of this Code and any other code of ethics of the Company that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

(2)    A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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(3)    A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, including any information provided in lieu of the reports under subsection (A)(3) of this Section IV shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

(4)    A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

(5)    A copy of each report required under subsection (B)(5) of this Section IV shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)    A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of beneficial ownership in any securities in an Initial Public Offering or Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

(G)   Obligation to Report a Violation. Every Access Person who becomes aware of a violation of this Code by any person must report it to the Designated Officer, who shall report it to appropriate management personnel. The management personnel will take such disciplinary action that they consider appropriate under the circumstances. In the case of officers or other employees of the Company, such action may include removal from office. If the management personnel consider disciplinary action against any person, they will cause notice thereof to be given to that person and provide to that person the opportunity to be heard. The Board will be notified, in a timely manner, of remedial action taken with respect to violations of the Code.

(H)  Confidentiality. All reports of Covered Securities transactions, duplicate confirmations, account statements and other information filed with the Company or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC or otherwise to comply with applicable law or the order of a court of competent jurisdiction.

SECTION V: SANCTIONS

Upon determination that a violation of this Code has occurred, appropriate management personnel of the Company may impose such sanctions as they deem appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator. All violations of this Code and any sanctions imposed with respect thereto shall be reported in a timely manner to the appropriate officers of the Company.

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SECTION VI: AMENDMENTS

This Code may be amended from time to time by resolution of the Board of Directors, or without a resolution of the Board of Directors to the extent the approval of such amendment is not required under the 1940 Act.

SECTION VII: Payments to Officials

No payment of any kind may be made, directly or indirectly, by any Access Person to any official of any government or governmental instrumentality, or any political party or official thereof or any candidate for any political office, in any case whether domestic or foreign, for the purpose of influencing any act or decision in furtherance of the Company’s obtaining or retaining business for or with, or directing business to, any person.

SECTION VIII: Equal Employment Opportunity

In hiring, promoting and compensating employees, the Company follows a policy of equal opportunity, without discrimination on the basis of race, sex, color, creed, national origin, religion, sexual orientation, marital status, age, veteran status, military service or disability (so long as non-job related or subject to reasonable accommodation).

SECTION VIII: Harassment

The Company does not tolerate sexual, racial or any other harassment by one employee of another under any circumstances. If an instance of harassment occurs, an employee may submit a grievance to any member of management and the grievance will be appropriately investigated. Anyone found by the Company to have engaged in conduct constituting harassment will be disciplined, up to and including discharge, as deemed appropriate by the Company. No one will be retaliated against for submitting a grievance.

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EXHIBIT A

ACKNOWLEDGMENT AND CERTIFICATION

I acknowledge receipt of the Code of Ethics of Triton Pacific Investment Corporation, Inc. I have read and understand such Code of Ethics and agree to be governed by it at all times. Further, if I have been subject to the Code of Ethics during the preceding year, I certify that I have complied with the requirements of the Code of Ethics and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

Signature

Date	Please Print

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EXHIBIT B

INITIAL HOLDINGS REPORT

Name ________________________ Date _______________________

NAME OF ISSUER	NUMBER OF SHARES	PRINCIPAL AMOUNT

I certify that the foregoing is a complete and accurate list of all securities in which I have any Beneficial Ownership

Signature

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EXHIBIT C

QUARTERLY TRANSACTION REPORT

Name:	Date:

Date	Name of Issuer	Number of Shares	Interest Date	Maturity Date	Principal Amount	Type of Transaction	Name of Broker Dealer/Dealer/Bank

I certify that the foregoing is a complete and accurate list of all transactions for the covered period in securities in which I have any Beneficial Ownership.

Signature

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EXHIBIT D

ANNUAL HOLDINGS REPORT

Name of Issuer	Number of Shares	Principal Amount	Name of Broker Dealer/Dealer/Bank

I certify that the foregoing is a complete and accurate list of all securities in which I have any Beneficial Ownership.

Signature

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EXHIBIT E

PERSONAL SECURITIES ACCOUNT INFORMATION

SECURITIES FIRM NAME AND ADDRESS	ACCOUNT NUMBER	ACCOUNT NAME(S)

I certify that the foregoing is a complete and accurate list of all securities accounts in which I have any Beneficial Ownership.

Signature